Exhibit 99.1

Miromatrix Reports Fourth Quarter and Full Year 2022 Results and Provides Corporate Update

EDEN PRAIRIE, MN, March 31, 2023 - Miromatrix Medical Inc. (NASDAQ: MIRO), a life sciences company pioneering a novel technology for bioengineering fully transplantable organs to help save and improve patients' lives, today reported fourth quarter and full year 2022 financial results and provided a corporate update.

"Miromatrix is focused on providing patients with acute liver failure access to miroliverELAP™ as soon as possible," said Jeff Ross, Ph.D., Miromatrix CEO. "We are pioneering a new class of therapies with our bioengineered organs and believe that achieving FDA clearance to initiate a Phase 1 clinical trial for miroliverELAP will provide important validation.  To achieve this significant milestone as rapidly as possible we will be concentrating the majority of our resources on miroliverELAP over the coming months."

Business Highlights and Corporate Update

●	Announced a collaborative research agreement with Baxter International Inc. (NYSE: BAX) relating to miroliverELAP on February 1, 2023
●	Focusing resources to miroliverELAP in order to achieve IND clearance in 2023
●	Presentations selected for American Transplant Congress in June 2023 relating to mirokidney and miroliverELAP
●	Finished 2022 with $25.2 million of cash and investments
●	Completed $10 million common stock financing on March 10, 2023
●	In conjunction with the financing, announced cash and investments are expected to last into the second quarter of 2024

Fourth Quarter 2022 Financial Results

Unrestricted cash and investments totaled $25.2 million as of December 31, 2022, compared to $52.8 million as of December 31, 2021.  Miromatrix had $1.7 million of one-time cash outlays in the first quarter of 2022 related to the build-out of our new headquarters.

Licensing revenue for the fourth quarter of 2022 was $930,355, compared to $8,000 in the fourth quarter of 2021. The increase in licensing revenue represents collection of minimum royalties due from Reprise Biomedical, Inc. ("Reprise") for 2020 and 2022.  The remainder of minimum royalties due from Reprise for 2021 has been deferred to 2023.

Cost of goods sold was $125,000 for both the fourth quarter of 2022 and 2021. Cost of goods sold for both periods relates to the minimum royalty due to the University of Minnesota under our license agreement.

Operating loss for the fourth quarter of 2022 was $7.180 million, compared to $5.465 million in the fourth quarter of 2021. The increase in operating loss for comparable periods was primarily attributable to increased research and development costs and general and administrative costs; notably, cost increases relating to payroll, lab supplies and costs associated with being a public company.

Net loss for the fourth quarter of 2022 was $6.946 million, or $0.33 per share, compared to $5.476 million, or $0.27 per share in the fourth quarter of 2021. The increase in net loss for comparable periods was primarily attributable to the same cost increases described within operating loss above.

Full Year 2022 Financial Results

Licensing revenue for 2022 was $953,470, compared to $33,066 in 2021.  The increase in licensing revenue represents collection of minimum royalties due from Reprise for 2020 and 2022.  The remainder of minimum royalties due from Reprise for 2021 has been deferred to 2023.

Cost of goods sold was $500,000 for both 2022 and 2021.  Cost of goods sold for both periods relates to the minimum royalty due to the University of Minnesota under our license agreement.

Operating loss for 2022 was $30.364 million, compared to $16.965 million in 2021. The increase in operating loss was primarily attributable to increased research and development costs and general and administrative costs; notably, cost increases relating to payroll, lab supplies and costs associated with being a public company.

Net loss for 2022 was $29.960 million, or $1.45 per share, compared to $14.671 million, or $1.28 per share in 2021. The increase in net loss was primarily attributable to the same cost increases described within operating loss above, plus one-time gains recognized in the first quarter of 2021 that impacted the full-year comparison.

The increase in weighted average shares used in computing net loss per share for 2022 compared to 2021 is attributable to the issuance of IPO shares in June 2021.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Friday, March 31, 2023, at 4:30 PM ET.

To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international) and provide conference ID 13736060. The live webcast will be available on the Events & Presentations page of the Investors section of Miromatrix's website.

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward looking statements, including statements regarding the potential timing of the filing of the IND application for our MiroliverELAP product and the initiation of the related clinical trial. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "outlook," "guidance," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this press release are only predictions and are based largely on our current business plans, expectations, and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company; our expectations with respect to the regulatory pathway of our product candidates, our ability to obtain regulatory approvals for such product candidates, and the anticipated effect of delays in obtaining any such regulatory approvals; our expectations with respect to preclinical and clinical trial plans for our product candidates, the results of such activities and the safety and efficacy of our product candidates; our ability to commercialize our product candidates; our ability to compete successfully with larger competitors in our highly competitive industry; our ability to achieve and maintain adequate levels of coverage or reimbursement for any future products we may seek to commercialize; our expectations regarding our manufacturing capabilities; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide, including the outbreak of the novel strain of coronavirus, COVID-19; product liability claims; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others; our ability to attract and retain senior management and key scientific personnel; and other important factors that could cause actual results, performance or achievements to differ materially from those expected or projected. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company's Form 10-K filed with the U.S. Securities and Exchange Commission and any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact

Greg Chodaczek

347-620-7010

ir@miromatrix.com

Media Contact:

press@miromatrix.com

MIROMATRIX MEDICAL INC.

Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,208,005	$52,811,531
Restricted cash	800,100	800,100
Short-term investments	19,989,489	—
Receivable from Reprise Biomedical, Inc.	930,355	17,819
Interest receivable	107,861	—
Tenant improvement allowance receivable	—	1,256,950
Prepaid expenses and other current assets	274,952	450,873
Total current assets	27,310,762	55,337,273
Deferred offering costs	232,899	—
Right of use asset	1,673,575	—
Property and equipment, net	5,545,694	5,591,726
Total assets	$34,762,930	$60,928,999

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$333,849
Current portion of deferred royalties	979,167	488,368
Accounts payable	1,584,929	2,094,854
Current portion of financing lease obligations	44,157	58,037
Current portion of lease liability	389,649	—
Current portion of tenant improvement obligation	—	160,462
Accrued expenses	1,948,376	1,428,622
Total current liabilities	4,946,278	4,564,192
Deferred royalties, net	491,733	491,733
Long-term debt	385,997	385,997
Deferred rent	—	207,204
Financing lease obligations, net	11,689	52,768
Lease liability, net	2,720,781	—
Tenant improvement obligation, net	—	1,029,629
Accrued interest	99,048	71,592
Total liabilities	8,655,526	6,803,115
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.00001; 190,000,000 shares authorized; 20,944,109 issued and outstanding as of December 31, 2022 and 20,385,645 issued and outstanding as of December 31, 2021	209	204
Additional paid-in capital	130,119,106	128,177,594
Accumulated deficit	(104,011,911)	(74,051,914)
Total shareholders’ equity	26,107,404	54,125,884
Total liabilities and shareholders’ equity	$34,762,930	$60,928,999

MIROMATRIX MEDICAL INC.

Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Licensing revenue	$930,355	$8,000	$953,470	$33,066
Cost of goods sold	125,000	125,000	500,000	500,000
Gross profit (loss)	805,355	(117,000)	453,470	(466,934)
Operating expenses:
Research and development	4,733,952	3,057,173	18,303,386	10,755,959
Regulatory and clinical	489,627	259,325	1,646,162	551,494
Quality	555,705	224,410	2,148,483	547,129
General and administration	2,206,121	1,806,623	8,719,869	4,643,473
Total operating expenses	7,985,405	5,347,531	30,817,900	16,498,055
Operating loss	(7,180,050)	(5,464,531)	(30,364,430)	(16,964,989)
Interest income	128,066	1,122	333,469	1,973
Interest expense	(12,717)	(12,590)	(47,732)	(613,882)
Amortization of discount on note	—	—	—	(62,638)
Change in fair value of derivative	—	—	—	246,962
Research grants	118,696	—	118,696	393,034
Equity loss in affiliate	—	—	—	(223,633)
Gain on sale of equity investment	—	—	—	1,983,912
Gain on debt extinguishment	—	—	—	568,505
Net loss	$(6,946,005)	$(5,475,999)	$(29,959,997)	$(14,670,756)
Net loss per share, basic and diluted	$(0.33)	$(0.27)	$(1.45)	$(1.28)
Weighted average shares used in computing net loss per share, basic and diluted	20,907,310	20,329,960	20,727,952	11,484,598